Exhibit 99.1

CONTACT:	Rick Howe Director, Corporate Communications 858.207.5859 richard.howe@biomedrealty.com
BIOMED REALTY TRUST TO ACQUIRE $298 MILLION PORTFOLIO IN
SOUTH SAN FRANCISCO
489,000 square foot portfolio 100% leased with 946,000 square feet of additional development potential
SAN DIEGO, Calif. – September 22, 2010 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has entered into a definitive agreement to acquire two adjacent life science campuses in South San Francisco: the Science Center at Oyster Point and the Gateway Business Park.
The Science Center at Oyster Point is comprised of two newly constructed, state-of-the-art research facilities with an aggregate of approximately 205,000 square feet of office and laboratory space. These buildings are 100% leased to Elan Corporation, plc under triple net leases that expire in 2024 and 2025.
The Gateway Business Park is a research and development park comprised of six buildings with an aggregate of approximately 284,000 square feet, which is 100% leased with various terms primarily expiring in 2012 through 2014. Approximately 215,000 square feet of office and laboratory space is leased to Elan. The Gateway Business Park also includes approximately 50,000 square feet leased to FedEx Corporation and approximately 19,000 square feet leased to Genentech, Inc., a member of the Roche Group. As part of the acquisition, the company expects to assume a development agreement with the city of South San Francisco that would permit redevelopment of the campus to a total of approximately 1.23 million square feet of rentable space, representing a net increase of approximately 946,000 square feet.
Alan D. Gold, Chairman and Chief Executive officer of BioMed, commented, “The acquisition in South San Francisco represents a strategic milestone for our company and our most significant new investment since our acquisition of the Center for Life Science | Boston. It is an attractive investment opportunity which represents a strong fit within our core focus of acquiring well-located, state-of-the-art life science properties that offer a very attractive initial yield as well as long-term development potential. We look forward to welcoming three high-caliber tenants – Elan, Genentech and FedEx – to our world-class tenant roster.”
In aggregate, the properties comprise approximately 489,000 square feet of rentable space, with development rights for an additional 946,000 square feet, significantly expanding the company’s presence in the San Francisco Bay Area. Upon closing, the San Francisco Bay Area market would become the company’s second largest market after Cambridge/Boston as measured by current annualized base rents. Elan would become the company’s fourth largest tenant on a pro forma basis, representing approximately 7.2% of current annualized base rents as of June 30, 2010. Current annualized base rent is the monthly contractual rent as of the current quarter end, or if rent has not yet commenced, the first monthly rent payment due at each rent commencement date, annualized.
The additional development rights would significantly increase the company’s national development potential from approximately 1.6 million square feet as of June 30, 2010 to more than 2.6 million square feet inclusive of this acquisition and additional investments previously announced after June 30, 2010.
The aggregate purchase price for the properties is approximately $298.0 million, including cash consideration of $290.3 million and the assumption of an interest rate swap liability that the company estimates to be approximately $7.7 million, excluding closing costs. The company estimates the aggregate cash-basis 2011 net operating income for properties to be approximately $28.2 million, representing an initial yield of approximately 9.4%. The company further estimates the aggregate 2011 GAAP net operating income to be approximately $22.7 million, representing an investment yield of approximately 7.6%. The estimated cash-basis 2011 net operating income is equal to the estimated 2011 GAAP net operating income, adding back an estimated $8.0 million in above market rent adjustments and subtracting out an estimated $2.6 million in straight-line rent adjustments.
The acquisitions are subject to the satisfaction of customary closing conditions, and BioMed can offer no assurances that any of the acquisitions will close on the terms described herein, or at all.

About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry®. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. BioMed owns or has interests in 77 properties, representing 124 buildings with approximately 11.3 million rentable square feet. The company’s properties are located predominantly in the major U.S. life science markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey, which have well-established reputations as centers for scientific research. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: the possibility that the acquisition of the Science Center at Oyster Point and the Gateway Business Park may not occur on the terms described herein, or at all; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions and developments successfully, including the proposed acquisition of the Science Center at Oyster Point and the Gateway Business Park; our ability to meet projected yields on acquired properties, including the Science Center at Oyster Point and the Gateway Business Park; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the company’s target markets; risks associated with the availability and terms of financing, the use of debt to fund acquisitions and developments, including the acquisition and development of the Science Center at Oyster Point and the Gateway Business Park, and the ability to refinance indebtedness as it comes due; failure to maintain the company’s investment grade credit ratings with the ratings agencies; reductions in asset valuations and related impairment charges; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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